Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Strongbridge Biopharma plc for the registration of ordinary shares, preferred shares, debt securities, warrants, rights, purchase contracts and/or units and to the incorporation by reference therein of our report dated March 12, 2018, with respect to the consolidated financial statements of Strongbridge Biopharma plc, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA
March 12, 2018